Exhibit 99.1

          InterDigital Issues Revenue Guidance for Second Quarter 2006;
   Solid Recurring Royalties and Recognition of Nokia Revenue Benefit Quarter

     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--May 30, 2006--InterDigital Communications Corporation (Nasdaq:IDCC) today announced that it expects total second quarter 2006 revenue to be in the range of approximately $291 million to $293 million. Expected revenues for second quarter 2006 include the following approximate amounts:

     -- $228 million associated with the resolution of a dispute with Nokia related to a prior patent license agreement,

     -- $50 million to $51 million of recurring patent license royalty revenue from its base of existing licensees,

     -- $12 million of patent license royalty revenue related to resolution of a licensing matter with Panasonic, and

     -- $1 million to $2 million of revenue related to technology solution agreements.

     Additionally, InterDigital expects to recognize the balance of the revenue related to Nokia's $253 million payment this year, recording $12.5 million per quarter in each of third and fourth quarter 2006. Panasonic is obligated to provide InterDigital a royalty report for first quarter 2006 sales. As InterDigital has not yet received the report, the second quarter 2006 forecast does not include per unit royalties from Panasonic.
     Richard Fagan, InterDigital's Chief Financial Officer, noted, "We continue to benefit from solid contributions from our existing base of patent licensees and we remain optimistic about our prospects for growth as we continue to capitalize on opportunities in the growing 3G market. While the recognition of a large portion of the payment from Nokia in the second quarter will create an unusual quarter, the payment provides further validation as to our ability to generate value from our intellectual contributions to the wireless industry."

     About InterDigital

     InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. The company's financial strength and solid revenue base contribute to the continued investment in innovation and development that will shape the next generation of wireless technology. For more information, visit the InterDigital website: www.interdigital.com.

     This press release contains forward-looking statements regarding our current beliefs, plans and expectations as to second quarter 2006 revenue including revenues from Nokia, recurring patent licensing royalties and revenues from technology solution agreements and prospects for growth. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, the receipt of new royalty reports from current licensees, unanticipated revisions to our expectations as to our progress toward completion of our agreements with General Dynamics and Philips, and the ability to enter into new patent license and product agreements in 2006.

     InterDigital is a registered trademark of InterDigital Communications Corporation.


     CONTACT: InterDigital Communications Corporation
              Media Contact:
              Jack Indekeu, 610-878-7800
              jack.indekeu@interdigital.com
                  or
              Investor Contact:
              Janet Point, 610-878-7800
              janet.point@interdigital.com